FORM OF
CHURCHILL DOWNS INCORPORATED
PERFORMANCE SHARE UNIT AGREEMENT
______________ PERFORMANCE SHARE UNITS
THIS PERFORMANCE SHARE UNIT AGREEMENT (the “Agreement”) is made as of the ______ day of ____________, ______ by and between ______________ (the “Executive”), and Churchill Downs Incorporated (the “Company”), a Kentucky corporation with its principal place of business at 600 N. Hurstbourne Parkway, Louisville, Kentucky 40222.
WITNESSETH:
WHEREAS, the Company maintains the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (the “Plan”) which was approved by shareholders of the Company at the 2007 Annual Meeting of Shareholders on June 28, 2007;
WHEREAS, the Plan provides for the granting of performance share units based on shares of the Company’s common stock, no par value per share (the “Common Stock”) in accordance with the terms and provisions thereof and the Executive is a person eligible for participation under the Plan;
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company at its meeting on _________________ authorized and directed the Company to make an award of performance share units to the Executive under the terms and conditions set forth in this Agreement; and
WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of such award.
NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Grant of Performance Share Units. Subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to the Executive ___________ performance share units (the “PSUs”) which are equal to an equivalent number of shares of the Company’s Common Stock, in consideration for services to be performed by the Executive as an employee of the Company and its subsidiaries. As long as the PSUs are subject to the Restrictions set forth in Section 3 of this Agreement, such PSUs shall be deemed to be, and are referred to in this Agreement as, the “Performance Share Units”. The number of PSUs ultimately earned by the Executive and for which the Restrictions shall lapse will depend upon the Company’s performance on two performance criteria - cumulative Adjusted EBITDA and cumulative Free Cash Flow (both as defined in the Company’s 10Q and 10K SEC filings) - weighted 50% each, over the PSU performance period, which is ______________ through _____________ (the “Performance Period”). The actual number of PSUs earned by the Executive and for which, the Restrictions shall lapse will be determined at the first meeting of the Committee following the completion of the Performance Period and the filing, on Form 10-K, of the Company’s _______ Annual Report, at which time the Committee will certify whether the performance criteria have been satisfied and will review and approve the Company’s calculation of the Company’s performance on the two measures’ specified performance criteria. The total number of PSUs to be settled in shares of Company Common Stock pursuant to Section 5(a) will vary between 0-200% of the target award amount depending on where in the specified performance range for each measure the Company’s performance during the Performance Period on the two measures falls. There will be a minimum level below which the Executive will receive 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, will not generate more than 200% of the target award. Notwithstanding the preceding, PSUs ultimately earned and for which the Restrictions shall lapse will also be subject to modification pursuant to Section 5(a) based on the Total Shareholder Return (“TSR”) over the Performance Period relative to the Russell 2000 Index over the Performance Period. The cumulative Adjusted EBITDA, cumulative Free Cash Flow and TSR targets for the Performance Period are set forth in Appendix B. The performance achieved on each of the cumulative Adjusted EBITDA and the cumulative Free Cash Flow will be added together and divided by two to determine the actual percentage payout of the target award amount.
2.Adjustments in Performance Share Units.

(a)
In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution (or distribution on Common Stock of any security convertible into securities of the Company), recapitalization, merger, consolidation, split-up, combination, subdivision, reclassification, exchange of shares or the like, the Committee shall make equitable adjustments in the Performance Share Units so that the Performance Share Units represent the same percentage of the Company’s equity as was the case immediately prior to such change. Any new, additional or different securities to which the Executive shall be entitled in respect of Performance Share Units by reason of such adjustment shall be deemed to be Performance Share Units and shall be subject to the same terms, conditions and restrictions as the Performance Share Units so adjusted.

(b)
Subject first to the application of the provisions of Section 5(d), in the event Company merges, consolidates or effects a share exchange with another entity, or all or a substantial portion of Company’s assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by another entity (any such entity being hereafter referred to as the “Successor”) each of the Performance Share Units (or, as applicable a result of the application of Section 5(d), each of the Restricted Stock Units) shall automatically be converted into and replaced by Performance Share Units (or, as applicable as a result of the application of Section 5(d), Restricted Stock Units) representing shares of common stock, or such other class of securities having rights and preferences no less favorable than the Performance Share Units (or, as applicable as a result of the application of Section 5(d), the Restricted Stock Units), of the Successor, and the number of Performance Share Units (or, as applicable a result of the application of Section 5(d), Restricted Stock Units) shall be correspondingly adjusted, so that Executive shall have the right to that number of Performance Share Units (or, as applicable as a result of the application of Section 5(d), the Restricted Stock Units) representing shares of common stock of the Successor that have a value equal, as of the date of the merger, conversion or acquisition, to the value, as of the date of the merger, conversion or acquisition, of the Performance Share Units (or, as applicable as a result of the application of Section 5(d), the Restricted Stock Units).

3.Restrictions. During applicable periods of restriction determined in accordance with Section 5 of this Agreement, Performance Share Units, and all rights with respect to such Performance Share Units, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 4 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as the “Restrictions”), and the Executive shall not have any rights of a stockholder, including, no right to vote the Performance Share Units, receive dividends thereon (provided, dividend equivalents shall accrue and vest on the Performance Share Units and be paid in cash at the same time as the Restrictions lapse on the earned PSUs), or purchase any securities pursuant to that certain Rights Agreement dated as of March 19, 1998, between the Company and The Fifth Third Bank (as successor Rights Agent to Bank of Louisville), as amended, and as the same may be amended, modified or supplemented from time to time.

4.Forfeiture of Performance Share Units. Subject to Section 5 below, in the event that the Executive’s employment with the Company and its subsidiaries terminates for any reason, such event shall constitute an “Event of Forfeiture” and all PSUs which at that time are Performance Share Units shall thereupon be forfeited by the Executive to the Company without payment of any consideration by the Company, and neither the Executive nor any heir, personal representative, successor or assign of the Executive shall have any right, title or interest in or to such Performance Share Units.
5.Lapse of Restrictions.

(a)
The Restrictions on the respective Performance Share Units shall lapse per the schedules immediately below, provided, however, that Executive remains an employee of the Company as of the last day of the Performance Period, subject to Sections 5(c), 5(e) and 5(f) below:

Target Achievement (where X = percentage achievement of Target)	Initial Percentage of PSUs for which Restrictions may lapse (the “Initial Percentage”)
X<85%	0%
X=85%	50%
85%<X<100%	Percentage is linearly interpolated within range (See Appendix C)
X=100%	100%
100%<X<115%	Percentage is linearly interpolated within range (See Appendix C)
X=115%	150%
115%<X<120%	Percentage is linearly interpolated within range (See Appendix C)
X>120%	200%

The Initial Percentage of PSUs for which the Restrictions may lapse as set forth above shall then be modified as follows to determine the final percentage of PSUs for which the Restrictions shall lapse and that will be settled in shares of Company Common Stock pursuant to Section 5(b):

Relative TSR (Y) Measured Against the Russell 2000 Index	Final Percentage of PSUs for which Restrictions lapse and which become non-forfeitable (the “Final Percentage”)
Y<25th Percentile	75% of Initial Percentage
25th Percentile<Y<75th Percentile	100% of Initial Percentage
Y>75th Percentile	125% of Initial Percentage

(b)
Unless otherwise provided in Section 5(e), within ninety (90) days following the end of the Performance Period, the Company shall settle the Final Percentage of PSUs (or, as applicable pursuant to Section 5(d), the Restricted Stock Units) in shares of Company Common Stock and deliver to the Executive a certificate (or record as a book entry and deliver evidence of same to the Executive) (without any restrictive endorsement referring to such Restrictions) for such PSUs (or, as applicable pursuant to Section 5(d), the Restricted Stock Units) for which the Restrictions lapsed and which became non-forfeitable pursuant to Section 5.

(c)
In the event the Executive’s employment is terminated by the Company other than for Cause (as defined in Appendix A), Disability (as defined in Appendix A) or death, or if the Executive voluntarily resigns for Good Reason (as defined in Appendix A) or retires on or after attaining age 65 with the consent of the Company, then for purposes of determining any lapse of the Restrictions in (a) above and the forfeiture of Performance Share Units (or, as applicable pursuant to Section 5(d), the Restricted Stock Units), if any, under Section 4 and Section 5, and, provided the Executive complies with the covenants set forth in Section 6 (unless the provisions of Section 5(e) provide otherwise), the Executive shall be entitled to a pro rata percentage of the Final Percentage of PSUs determined under Section 5(a) based on the period of time elapsed between the commencement of the Performance Period and the Executive’s date of Termination of Employment (or, as applicable pursuant to Section 5(d), the Restricted Stock Units), with such pro rata percentage of PSUs (or, as applicable pursuant to Section 5(d), the Restricted Stock Units) to be settled in shares of Company Common Stock at the same time and in the same manner as set forth in Section 5(b).

(d)
In the event of a Change in Control (as defined in Appendix A) during the Performance Period, the Performance Share Units (or, as applicable, the pro rata percentage of PSUs determined pursuant to Section 5(c) or Section 5(f)) shall be converted into Restricted Stock Units based on Company performance as of the date of the Change in Control and as calculated using actual results for completed quarters and TSR, as applicable, pursuant to the schedules set forth in Section 5(a). Upon conversion into Restricted Stock Units, the Performance Share Units (or, as applicable the pro rata percentage of PSUs determined pursuant to Section 5(c) or Section 5(f)) shall cease to exist and shall thereafter be null and void. The Restricted Stock Units that resulted from the conversion shall be subject to the same adjustment provision set forth in Section 2, the same Restrictions set forth in Section 3, the same forfeiture provisions set forth in Section 4 and the same withholding and recoupment requirements set forth in Section 7 that applied to the Performance Share Units prior to their conversion into Restricted Stock Units pursuant to this Section 5(d). The Restrictions on the Restricted Stock Units shall lapse on the last day of the Performance Period, provided, however, that such date occurs prior to a Termination of Employment (as defined in Appendix A), but subject to Sections 5(c), 5(e) and 5(f).

(e)
If, during the 24-month period following a Change in Control (as defined in Appendix A): (i) the Executive is terminated by the Company other than for Cause, Disability or death, or (ii) the Executive voluntarily resigns for Good Reason, all Restrictions on the respective Restrictive Stock Units that have not been previously forfeited under Section 4 as of the date of Termination of Employment shall lapse immediately as of the date of Termination of Employment and the Company shall within thirty (30) days thereafter settle the Restricted Stock Units in shares of Company Common Stock and deliver to the Executive a certificate (or record as a book entry and deliver evidence of same to the Executive) (without any restrictive endorsement referring to such Restrictions) for such Restricted Stock Units for which the Restrictions lapsed and which became non-forfeitable pursuant to Section 5.

(f)
In the event the Executive’s employment is terminated due to death or Disability (as defined in Appendix A), the Executive shall be entitled to a pro rata percentage of the Final Percentage of PSUs determined under Section 5(a) based on the period of time elapsed between the commencement of the Performance Period and the Executive’s date of Termination of Employment due to death or Disability (or, as applicable pursuant to Section 5(d), the Restricted Stock Units), with such pro rata percentage of PSUs (or, as applicable pursuant to Section 5(d), the Restricted Stock Units) to be settled in shares of Company Common Stock at the same time and in the same manner as set forth in Section 5(b).

6.Covenants.

(a)
Confidentiality. Executive agrees that Executive will not at any time during Executive's employment with the Company or thereafter, except in performance of Executive's obligations to the Company hereunder, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that Executive may learn by reason of his association with the Company. The term "Confidential Information" shall mean any past, present, or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information, or other material relating to the business, strategies, services, or activities of the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees, or other terms of employment, and trade secrets, market reports, customer investigations, customer lists, and other similar information that is proprietary information of the Company; provided, however, the term "Confidential Information" shall not include any of the above forms of information which has become public knowledge, unless such Confidential Information became public knowledge due to any act or acts by Executive or his representative(s) in violation of this Agreement. Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body, or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the reasonable written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the reasonable written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

(b)
Non-Solicit. During Executive’s employment and for two (2) years immediately following a Termination of Employment for any reason, Executive shall not, without the prior written consent of the Company, solicit or induce any then-existing employee of the Company or any of its subsidiaries to leave employment with the Company or any of its subsidiaries or contact any then-existing customer or vendor under contract with the Company or any of its subsidiaries for the purpose of obtaining business similar to that engaged in, or received (as appropriate), by the Company, except that Executive shall not be precluded from (i) hiring any such employee who has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between the Executive or his/her subsequent employer and such employee, (ii) employing or contacting any such person who contacts Executive or his/her subsequent employer on his or her own initiative without any otherwise prohibited solicitation, or (iii) employing or contacting any person as a result of general solicitations not specifically directed at the Company, any of its subsidiaries or any of its employees.

(c)
Cooperation. Executive agrees that during his employment or following a Termination of Employment for any reason, Executive shall, upon reasonable advance notice, assist and cooperate with the Company as is reasonable with regard to any investigation or litigation related to a matter or project in which Executive was involved during Executive's employment. The Company shall reimburse Executive for all reasonable and necessary expenses related to Executive's services under this Section 6(c) (i.e., travel, lodging, meals, telephone and overnight courier) within ten (10) business days of Executive submitting to the Company appropriate receipts and expense statements.

7.Withholding and Recoupment Requirements. Whenever Restrictions lapse with respect to Performance Share Units, the Company shall have the right to (i) withhold from sums due to the Executive; (ii) require the Executive to remit to the Company; or (iii) retain shares of Company Common Stock otherwise deliverable to the Executive; in an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to making such payments or delivering any such shares of Company Common Stock to the Executive. In addition, to the extent the Executive violates the Company’s Corporate Governance Policy (which is incorporated herein by reference) or to the extent otherwise required under the Dodd-Frank Act or Company’s Executive Incentive Compensation Recoupment Policy (which is incorporated herein by reference), the Executive shall be obligated to return to Company all shares of Company Common Stock previously delivered to Executive hereunder (or in the event such shares subsequently were sold by the Executive, Executive shall disgorge to Company all value received in such sale(s)) and any obligation for the Company to deliver any future shares of Company Common Stock hereunder shall cease and shall be rendered null and void.
8.Effect Upon Employment. Nothing contained in this Agreement shall confer upon the Executive the right to continue in the employment of the Company or its subsidiaries or affect any right that the Company or its subsidiaries may have to terminate the employment of the Executive.
9.Amendment. This Agreement may not be amended, modified or supplemented except with the consent of the Committee and by a written instrument duly executed by the Executive and the Company.
10.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Executive accepts the award of PSUs hereunder subject to all of the terms and conditions of this Agreement. Executive hereby agrees to accept as binding, conclusive and final all reasonable decisions and interpretations of the Committee upon any questions arising under this Agreement, including without limitation, the interpretation of the Restrictions imposed upon the PSUs.
11.Notices. Notices shall be deemed delivered if delivered personally or if sent by registered or certified mail to the Company at its principal place of business, as set forth above, and to Executive at the address as shall most currently appear on the records of the Company, or at such other address as either party may hereafter designate in writing to the other.
12.Investment Representation. If the PSUs awarded to the Executive under this Agreement are not registered under the Securities Act of 1933, as amended, pursuant to an effective registration statements, the Executive, if the Committee shall reasonably deem it advisable, may be required to represent and agree in writing (i) that any shares of Company Common Stock acquired by the Executive under this Agreement will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under such Act, and (ii) that the Executive has acquired such shares of Company Common Stock for his own account and not with a view to the distribution thereof.
13.Compliance with Section 16(b). This Agreement and the grant of PSUs hereunder is intended to comply with all applicable conditions of Rule 16(b)-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. All transactions involving the Company’s executive officers are subject to such conditions, regardless of whether the conditions are expressly set forth in this Agreement. Any provision of this Agreement that is contrary to a condition of Rule 16b-3 shall not apply.
14.Compliance With Other Laws And Regulations. The rights of the Executive and the obligations of Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Company shall not be required to issue or deliver certificates for shares of Common Stock before [i] the listing of such shares on any stock exchange or over-the-counter market, such as NASDAQ, on which the Common Stock may then be listed or traded, and [ii] the completion of any registration or qualification of any governmental body which Company shall, in its sole discretion, determines to be necessary or advisable. The Company agrees to use its best efforts to procure any such listing, registration or qualification.
15.Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of the remaining provisions of the Agreement, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Agreement with the parties agreeing in such event to make all reasonable efforts to replace such invalid or unenforceable provision with a valid provision that will place the parties in approximately the same economic position as contemplated hereunder.
16.Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Kentucky. The Executive consents to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of any federal court located in Jefferson County, Kentucky in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or any breach of this Agreement or any such document or instrument.
17.Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.
18.Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the effect as if the signatures thereto and hereto were upon the same instrument. Signatures conveyed by facsimile or PDF file shall constitute original signatures.
19.Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent the PSUs under this Agreement are payable by reference to Executive’s “Termination of Employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent the PSUs constitute nonqualified deferred compensation, within the meaning of Section 409A, then if Executive is a specified Executive (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, if such PSUs are payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, then the payment of such PSUs shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death.

(Signature page follows.)

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first above written.

EXECUTIVE

CHURCHILL DOWNS INCORPORATED By: Charles G. Kenyon SVP HR (Authorized Representative)

APPENDIX A
Definitions
(a)“Agreement” - see the recitals to this Agreement.
(b)“Base Salary” - means the Executive’s base salary as of the date the Agreement is executed.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” for termination by the Company of Executive’s employment with the Company means any of the following:
(i)the willful and continued failure of Executive to perform substantially his duties to the Company (other than any such failure resulting from incapacity due to disability), after a written demand to cure such failure (the “Demand to Cure”) is delivered to Executive by the Chief Executive Officer which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties;
(ii)Executive’s conviction of, or plea of guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; or
(iii)the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company.
For purposes of this definition, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel of the Company which Executive honestly believes is within such counsel’s competence shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company shall give written notice to Executive of the termination for Cause. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the Cause termination is based and such notice shall be given within six (6) months of the occurrence of, or, if later, the Company’s actual knowledge of, the act or acts or the failure or failures to act which constitute the grounds for Cause. Executive shall have sixty (60) days upon receipt of the Demand to Cure in which to cure such conduct, to the extent such cure is possible.
(e)“Change in Control” means the first to occur of the following events:
(i)the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding voting securities of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition;
(ii)individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Corporate Transaction or employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (C) at least a majority of the members of the Board resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the Board providing for such Corporate Transaction; or
(iv)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(f)“Code” means the Internal Revenue Code of 1986, as amended from time-to-time.
(g)“Common Stock” means the common stock, no par value, of the Company.
(h)“Company” - see the recitals to this Agreement.
(i)“Disability” means that Executive becomes “disabled” within the meaning of Section 409A(a)(2)(C) of the Code or any successor provision and the applicable regulations thereunder.
(j)“Exchange Act” means the Securities Exchange Act of 1934.
(k)“Executive” - see recitals to this Agreement.
(l)“Good Reason” for termination by Executive of Executive’s employment means the occurrence (without Executive’s express written consent) of any one of the following acts by the Company or failures by the Company to act:
(i)the assignment to Executive of any duties inconsistent in any material respect with the position held by the Executive at the time this Agreement is executed (including status, office, title and reporting requirements), or the authority, duties or responsibilities of the position, or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by Executive;
(ii)the Company’s requiring Executive to be based at, or perform his principal functions at, any office or location other than a location within 35 miles of the Main Office unless such other location is closer to Executive’s then-primary residence than the Main Office;
(iii)a material reduction in Base Salary;
(iv)a material reduction in Executive’s welfare benefits plans, qualified retirement plan, or paid time off benefit unless other senior executives suffer a comparable reduction; and
(v)any purported termination of Executive’s employment under this Agreement by the Company other than for Cause, death or Disability.
Prior to Executive’s right to terminate employment for Good Reason, he shall give written notice to the Company of his intention to terminate his employment on account of a Good Reason. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which Executive’s Good Reason termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason. The Company shall have sixty (60) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.
(m)“Main Office” means 600 N. Hurstbourne Parkway, Louisville, Kentucky.
(n) “Termination of Employment” means a termination by the Company or by Executive of Executive’s employment with the Company.